CONFIDENTIAL

AlphaParity, LLC

Compliance Policies & Procedures Manual

and

Code of Ethics

Adopted December 1, 2015

This Manual has been developed by Regulatory Compliance, LLC for the exclusive use of AlphaParity, LLC (“AlphaParity” or the “Company”) and must be returned to the Company if an individual’s association with the Company terminates for any reason.

The contents of this manual are confidential and should not be disclosed, reproduced or distributed to any third party (other than applicable regulatory bodies) without the prior written consent of Regulatory Compliance, LLC. The policies and procedures set forth herein supersede previous manuals, policies, and procedures.

Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;
•	Compliance with all applicable Federal Securities Laws;
•	Reporting and review of personal Securities transactions and holdings;
•	Reporting of violations of the code; and
•	Delivery of the code to all Employees.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, AlphaParity and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. AlphaParity employees designated as access persons by a RIC shall comply with the RIC’s code of ethics in addition to AlphaParity’s code of ethics. The CCO who administers the Code of Ethics for AlphaParity shall certify compliance with any RIC’s code of ethics to the RIC’s CCO on a quarterly basis.

The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) AlphaParity to comply with all applicable Federal Securities Laws and (ii) the Chief Compliance Officer to discharge duties under the Code of Ethics.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting AlphaParity’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, AlphaParity must act in its Clients’ best interests. Neither AlphaParity, nor any Employee should ever benefit at the expense of any Client. Notify the Chief Compliance Officer promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

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Employees are generally expected to discuss any perceived risks or concerns about AlphaParity’s business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the Employee should bring the matter to the Chief Compliance Officer’s attention, or if the supervisor is the Chief Compliance Officer, then to the attention of the President or Chief Investment Officer.

Reporting Violations of the Code

Employees must promptly report any suspected violations of the Code of Ethics to the Chief Compliance Officer. To the extent practicable, AlphaParity will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The Chief Compliance Officer shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall prepare a report of all violations.

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including, dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

AlphaParity will distribute the Company’s Code of Ethics to each Employee upon the commencement of employment and upon any amendment to the Code of Ethics.

All Employees must acknowledge that they have received, read, understand, and agree to comply with AlphaParity’s Code of Ethics. Please complete the attached Compliance Manual Acknowledgement Form, which includes acknowledgment of the Code of Ethics, and submit the completed form to the CCO upon commencement of employment. All Employees will be required to acknowledge in writing receipt of any amendments made to this Code of Ethics.

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Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including AlphaParity, its Employees, and the interests of its Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for AlphaParity, its Employees, and/or its Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

AlphaParity’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve AlphaParity and/or its Employees on one hand and Clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the Clients over the interests of AlphaParity and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the Chief Compliance Officer’s attention.

Personal Securities Transactions

Personal trading activity conducted by AlphaParity’s Access Persons should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with the one’s ability to fulfill daily job responsibilities or to otherwise violate anti-manipulative or insider trading regulations.

Accounts Covered by the Code

AlphaParity’s Code of Ethics applies to all accounts holding any Reportable Securities over which Access Persons have any Beneficial Interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the Chief Compliance Officer before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

AlphaParity requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;

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•	Shares issued by open-end investment companies registered in the U.S.;
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by AlphaParity or an affiliate.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in AlphaParity’s Code of Ethics.

Pre-clearance Procedures

All Access Persons must have written clearance for IPOs and Private Placements as well as all futures, options on futures, foreign exchange forwards, swaps and single name corporate linked securities (equities & bonds) and options on all of the above before entering the transaction(s). AlphaParity may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Requests to conduct any securities transactions requiring pre-clearance must be submitted to the CCO using the Pre-Clearance Form for Private Placements and IPOs.

AlphaParity or its Access Persons may receive information that may be deemed to be Material Non-Public Information. Consequently, AlphaParity may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on a Restricted List. Access Persons are prohibited from trading in any security of a company or issuer on the Restricted List. Please refer to the Company’s Insider Trading Policy in this manual for further information and requirements.

Reporting

AlphaParity must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must promptly report to the Company the opening of any new accounts, submit quarterly reports regarding Reportable Securities transactions, and report holdings on an annual basis.

List of Accounts - Initial

Within 10 days of an individual becoming an Access Person, the Access Person must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Initial Accounts Reporting Form. This form must be completed by all new Access Persons and must include the reporting of all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

Initial Accounts Reporting Forms should be signed, dated, and submitted to the CCO within 10 days of becoming an Access Person.

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List of Accounts – Annual

All Access Persons are responsible for promptly reporting to the Company the opening of any new personal and Beneficial Interest accounts. In addition, on an annual basis, Access Persons must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Accounts Reporting Form. This form must be completed for all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

If you do not have any accounts to report, this should be indicated on the Accounts Reporting Form. Accounts Reporting Forms must be submitted to the Chief Compliance Officer on or before January 31stof each year.

List of Accounts – Upon New Account Establishment

Access Persons must promptly report the opening or establishment of any accounts that are permitted to hold Reportable Securities during the Access Person’s affiliation with AlphaParity, even if the Access Person does not expect that the account will hold Reportable Securities.

Reports regarding newly opened accounts should be submitted to the CCO within 10 days of account establishment. The Access Person is responsible for ensuring that AlphaParity is aware of all holdings in the account, as well as of any transactions that may have taken place in the account since the account’s inception.

Holdings Reports - Initial

Within 10 days of an individual first becoming an Access Person, the Access Person must report all holdings of Reportable Securities in which they have a Beneficial Interest by completing the Initial Holdings Reporting Form.
If you do not have any holdings to report, this should be indicated on the Initial Holdings Report Form. Initial Holdings Reporting Forms must be signed, dated, and submitted to the CCO within 10 days of becoming an Access Person and must be current as of no more than 45 days prior to the date the individual first becomes an Access Person.

Holdings Reports - Annual

On an annual basis, Access Persons are required to report all holdings of Reportable Securities in which they have a Beneficial Interest by completing the Annual Holdings Reporting Form.

If you do not have any holdings to report, this should be indicated on the Annual Holdings Report Form. Annual Holdings Reporting Forms must be submitted to the CCO on or before January 31st of each year and the holdings reported on the form must be current as of no more than 45 days prior to the submission of such reports.

Note: In lieu of completing the Reportable Securities section of the Initial or Annual Holdings Reporting Forms, for accounts held with a broker-dealer, you may provide duplicate account statements dated within the required reporting period and showing the account’s holdings as of that date. Any Reportable Securities not appearing on an account statement must be reported directly on the Reportable Securities section of the Initial or Annual Holdings Reporting Form.

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Transaction Reports - Quarterly

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest.

You may utilize the attached Quarterly Transactions Reporting Form to fulfill your quarterly reporting obligations. Alternately, for transactions placed through a broker-dealer, you may provide the duplicate account statements. Any trades in Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund or direct purchase through an issuer’s transfer agent, must be reported on the Quarterly Transactions Reporting Form.

Signed and dated Quarterly Transactions Reporting Forms and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•
Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.

Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.

“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager, 2) no right to intervene in the management of the account by the trustee or third party manager, 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence, and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person’s relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

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The Company requires that all Access Persons seeking a reporting exception for an account based on “no direct influence or control” complete the Code of Ethics Reporting Exception Certification Form initially when the exception is first sought and no less than annually thereafter.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Personal Trading and Holdings Reviews

AlphaParity’s Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities.  Accordingly, the Chief Compliance Officer will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

•	Trading in securities appearing on the Restricted List;
•	Frequent and/or short-term trades in any Security;
•	Front-Running and other trading in conflict with Client interests; and
•	Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Code of Ethics for potentially abusive behavior. The CCO’s trades are reviewed by the Chief Investment Officer. Upon review, the Chief Compliance Officer /Chief Investment Officer will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the Chief Compliance Officer /Chief Investment Officer and/or sanctions, up to and including, dismissal.

Disclosure of the Code of Ethics

AlphaParity will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for AlphaParity’s Code of Ethics should be directed to the Chief Compliance Officer.

AlphaParity shall certify quarterly to the UCITS on behalf of the UCITS’ Adviser that it and any persons covered by the Code of Ethics have complied materially with the requirements of the Code of Ethics during the previous quarter or, if not, explain what AlphaParity has done to seek to ensure such compliance in the future. Annually, AlphaParity will furnish a written report concerning its Code of Ethics and compliance program, respectively, to the UCITS and the Adviser. AlphaParity shall notify the Adviser promptly of any material violation of the Code of Ethics involving the Fund.

Personnel Trading Records

CFTC § 4.20 Prohibited activities (c) No commodity pool operator may commingle the property of any pool it operates or that it intends to operate with the property of any other person.

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The Firm permits employees to open and trade personal commodity futures and option accounts. However employees are required to pre-clear all trades with the CCO before effecting transactions in their personal trading accounts, and to provide copies of their monthly commodity futures brokerage account statements to the CCO.   The CCO is responsible for reviewing the employees account statements to ensure that employees are not entering into transactions that may be in conflict with the transactions entered into by the pool. It is the sole discretion of the CCO, whereby in the event the CCO is of the opinion that the integrity of transactions under review may be compromising the standards as well as the objectives of the pool, the CCO may terminate all future transactions or other disciplinary measures as appropriate. The CCO will maintain employee trading records in each employee’s personnel file.

Background

Each National Futures Association (“NFA”) Member firm must adopt a written ethics training policy tailored to its operations.

NFA Policies and Procedures

•
The CCO is responsible to provide the ethics training on behalf of AlphaParity. However, the CCO may rely upon an outside third party vendor to provide the training. When AlphaParity relies on an outside vendor it shall document the name of the vendor, vendor’s qualifications and proof of the vendor’s qualifications.

•	Regardless of who performs the ethics training the CCO shall ensure that the medium used for the training is documented (e.g., Internet, audiotapes, computer software, videotapes, in-person courses).

•	All applicable employees required to complete ethics training are required to take the training within two weeks of employment and annually thereafter.

•	The CCO shall list the topics the ethics training program addresses.

•	Training material shall be saved in the Training File including evidence that each applicable employee took the training.

•	Management shall review the AlphaParity’s training policy annually.

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Insider Trading

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any associated person. Federal Securities Laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information;
•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
•	Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking;
•	Communicating Material Non-Public Information to others in breach of a fiduciary duty; and
•	Trading or tipping Material Non-Public Information regarding an unannounced tender offer.

What Information is Material?

Information is considered to be “material information” if there is a substantial likelihood that a reasonable investor would consider it important when making an investment decision, or if the information is reasonably likely to affect the price of a company’s securities. Material information can be positive or negative and may relate to uncertain events.

Many types of information may be considered material, including, without limitation, advance knowledge of:

•	Dividend or earnings announcements;
•	Asset write-downs or write-offs;
•	Additions to reserves for bad debts or contingent liabilities;
•	Expansion or curtailment of company or major division operations;
•	Merger, joint venture announcements;
•	New product/service announcements;
•	Discovery or research developments;
•	Criminal, civil and government investigations and indictments;
•	Pending labor disputes;
•	Debt service or liquidity problems;
•	Bankruptcy or insolvency problems;
•	Tender offers and stock repurchase plans; and
•	Recapitalization plans.

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Information provided by a company could be material because of its expected effect on a particular class of Securities, all of a company’s Securities, the Securities of another company, or the Securities of several companies. The prohibition against misusing Material Non-Public Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued Securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

Employees should consult with the CCO if there is any question as to whether non-public information is material.

What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. Examples of the ways in which non-public information might be transmitted include, but are not limited to: in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Employees should consult with the CCO if there is any question as to whether material information is non-public.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to $1,000,000 for companies).

Policies and Procedures

AlphaParity’s Insider Trading Policies and Procedures apply to all Employees, as well as any transactions in any Securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Employee is a 10% or greater stockholder, as well as transactions by partnerships of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

Prohibited Use or Disclosure of Material Non-Public Information

Employees are strictly forbidden from engaging in Insider Trading, either personally or on behalf of AlphaParity or its clients. AlphaParity will not protect Employees found guilty of Insider Trading.

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Employees must notify the CCO as soon as practicable after receiving Material Non-Public Information and are prohibited from using this information for their own interests. Employees may disclose Material Non-Public Information only to AlphaParity Employees and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.
Selective Disclosure

Non-public information about AlphaParity’s investment strategies and Fund holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending investment activities or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that AlphaParity owes to its Clients.

Receipt of Information

If Employees have questions as to whether they are in possession of Material Non-Public Information, they should inform the CCO as soon as possible. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Upon knowledge that an Employee may have received Material Non-Public Information, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The CCO will communicate restriction requirements to all Employees in writing immediately after determining the need for such additional measures.

Restricted List

The Company has adopted a Restricted List which includes companies and issuers in whose securities Employees are prohibited from trading without first receiving written clearance from the CCO. Employees may use the Pre-Clearance Form for Securities Transactions for this purpose.

The CCO maintains the Restricted List and will distribute the Restricted List to Employees in the event that any member of our team received non-public information on any company.

Issuers are placed on the Restricted List due to one or more of the following reasons:

•	The issuer is a Client, or an affiliate of a Client of AlphaParity;
•	One or more of the Company’s Clients holds concentrated positions in securities of the issuer;
•	The Company or one or more of its Employees has inside information about the issuer;
•	The Chief Compliance Officer believes that trading in a specific company or issuer may present a conflict of interest to the Company or its Clients.

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Relationships with Potential Insiders

Third parties with whom AlphaParity has a relationship may possess Material Non-Public Information. Access to such information could come as a result of, among other things:

•	Being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);
•	Working for an investment bank, consulting firm, supplier, or customer of an issuer;
•	Sitting on an issuer’s creditors committee;
•	Personal relationships with connected individuals; and
•	A spouse’s involvement in any of the preceding activities.

Individuals associated with a third-party who have access to Material Non-Public Information may have an incentive to disclose the information to AlphaParity due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Employees should inquire about the basis for any such recommendations or information, and should consult with the Chief Compliance Officer if there is any appearance that the recommendations or information are based on Material Non-Public Information.

Rumors

Creating or passing false rumors with the intent to manipulate Securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to AlphaParity’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information, which could impact market conditions for one or more Securities, sectors, or markets, or improperly influence any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees of AlphaParity and other market participants and trading counterparties. Please consult with the Chief Compliance Officer if you have questions about the appropriateness of any communications.

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Gifts and Entertainment

Background

Employees may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to influence the recipient.

Policies and Procedures

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gift Giving Policy

AlphaParity employees are prohibited from giving gifts that may appear lavish or excessive, and must provide prior written notice of the intent to give a gift valued in excess of $100 to any Client, prospect, individual, or entity with whom AlphaParity does, or is seeking to do, business. Use the attached Gifts and Entertainment Reporting Form to meet the requirements of this policy. Employees are prohibited from giving a cash payment or gift to a person for soliciting or referring clients or potential clients unless specifically permitted under the firm’s Solicitation of Clients Policy.

Entertainment Giving Policy

AlphaParity employees are prohibited from giving entertainment that may appear lavish or excessive, and must provide prior written notice of the intent to provide entertainment valued in excess of $250 per person to any Client, prospect, individual, or entity with whom AlphaParity does, or is seeking to do, business. Use the attached Gifts and Entertainment Reporting Form to meet the requirements of this policy.  If an event is highly publicized such that the tickets for such event may be selling in excess of their face value, Employees must consider the mark-up or market value with respect to his/her reporting requirements.

Employees’ Receipt of Gifts

Employees are prohibited from accepting gifts that may appear lavish or excessive and must promptly report the receipt of a gift valued in excess of $100 to the CCO. Use the attached Gifts and Entertainment Reporting Form to meet the requirements of this policy. Gifts such as gift baskets or lunches delivered to AlphaParity’s offices, which are received on behalf of the Company, do not require reporting.

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Employees’ Receipt of Entertainment

Employees are prohibited from accepting entertainment that may appear lavish or excessive. Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. Regardless of whether or not the Employee is accompanied to the event by the giver, employees must promptly report the receipt of entertainment valued in excess of $250 per person to the CCO. Use the attached Gifts and Entertainment Reporting Form to meet the requirements of this policy. If an event is highly publicized such that the tickets for such event may be selling in excess of their face value, Employees must consider the mark-up or market value with respect to his/her reporting requirements.

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Outside Business Activities

Background

Employees may, under certain circumstances, engage in outside business activities. Employees should carefully consider any outside business activity, which conflicts with or has the appearance of conflicting with the business of AlphaParity or its clients. Certain Employees may be required to disclose outside business activities to clients in their Brochure Supplement (see Disclosure Documents and Filings Policy).

Policies and Procedures

Employees are prohibited from engaging in outside activities involving clients or potential clients, relating to the business of AlphaParity, or conflicting with or having the appearance of conflicting with the interests of AlphaParity or its clients without the prior written approval of the Chief Compliance Officer. In addition, an Employee must receive the prior written approval of the Chief Compliance Officer for any outside business activities for which such Employee is compensated or which involves a substantial amount of the Employee’s time. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Employees should use the Outside Business Activities Disclosure Form to report outside business activities.

No Employee may utilize property of AlphaParity, or utilize the services of AlphaParity or its Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

An Employee may not participate in any business opportunity that comes to his or her attention as a result of his or her association with AlphaParity or in which he or she knows that AlphaParity might be expected to participate or have an interest, without:

•	Disclosing all necessary facts to the Chief Compliance Officer;
•	Offering the particular opportunity to AlphaParity; and
•	Obtaining written authorization to participate from the Chief Compliance Officer.

Any personal or family interest in any of AlphaParity’s business activities or transactions must be immediately disclosed to the Chief Compliance Officer. For example, if a transaction by AlphaParity may benefit that Employee or a family member, either directly or indirectly, then the Employee must immediately disclose this possibility to the Chief Compliance Officer.

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No Employee may borrow from or become indebted to any person, business or company having business dealings or a relationship with AlphaParity, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the Chief Compliance Officer. No Employee may use AlphaParity’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the Chief Compliance Officer.

If an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the Chief Compliance Officer.

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Political and Charitable Contributions,
and Public Positions

Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related Clients or Investors.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by registered investment advisers and their covered associates. The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also prohibits investment advisers and their covered associates from providing payments to unregulated third parties to solicit advisory business from any government entity and includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any “official of a government entity”.1  This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function;
•	Any Employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that Employee; and
•	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”
•	Advisers that manage a registered investment company (such as a RIC) that is an investment option of a plan or program of a government entity.

1 An “official of a government entity” means any person (including any election committee for the person) who was at the time of the contribution an incumbent, candidate or successful candidate for elective office of any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or Employees of the state or political subdivision or agency.

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However, there is an exception available for contributions from individuals of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer Employees; advisers with more than 50 Employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular Employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting Clients or Investors, the look-back period is six months instead of two years.

Restrictions on Payments for the Solicitation of Clients or Investors The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or Employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer. However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.

Additional Prohibitions

Investment advisers and its covered associates are prohibited from doing anything indirectly which, if done directly, would violate Rule 206(4)-5. This includes coordinating or soliciting any person to make a contribution or payment to an official of the government entity, or a related local or state political party.

Recordkeeping Obligations

Paragraph (a)(18) of Rule 204-2 imposes recordkeeping requirements on registered investment advisers that provide advisory services to clients that fall within Rule 206(4)-5’s definition of a “government entity”, including government entities that invest in funds or pooled investment vehicles managed by such adviser. Advisers with “government entity” Clients or Investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” Clients and Investors. Advisers that have not provided advisory services to government entities or made payment for the solicitation of a government entity during the past 5 years are not required to maintain books and records relating to political contributions under Rule 204-2(a)(18).

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Guidance Regarding Bona-Fide Charitable Contributions

In Political Contributions by Certain Investment Advisers, Advisers Act Release No. 3043 (July 1, 2010) the SEC indicated that charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, would not implicate Rule 206(4)-5.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

•	Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and
•	Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

Policies and Procedures

Reporting and Pre-Clearance of Political Contributions

This policy applies to any political contribution made directly or indirectly by AlphaParity (or any affiliate thereof) or any “covered associate” of AlphaParity to an “official of a government entity”. No “covered associate” may make a political contribution to an “official of a government entity” exceeding $350 per election (if to an official for whom the associate was entitled to vote at the time of the contribution) or exceeding $150 per election (if to an official for whom the associate was not entitled to vote at the time of the contribution). Any political contribution by AlphaParity, rather than its “covered associates”, must be pre-cleared by the Chief Compliance Officer, irrespective of the proposed amount or recipient of the contribution.

Employees may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office and the contributions are not earmarked or known to be provided for the benefit of a particular “official of a government entity”. Employees should consult with the Chief Compliance Officer if there is a question about the propriety of a potential contribution.

Recordkeeping

The Chief Compliance Officer will maintain all required books and records in accordance with the Pay-to-Play Rule, including a chronological list of contributions as well as a list of all “government entity” Clients and Investors (see the Required Books and Records attachment for the specific recordkeeping requirements).

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Public Office

Employees must obtain written pre-approval from the Chief Compliance Officer prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with AlphaParity’s business activities.

Disclosure of Political Contributions by New Hires

Any potential new hire is required to disclose all political contributions for the two-year period prior to the date of employment. Political contributions made by such person during the two-year period prior to the date of employment will be attributed to AlphaParity unless otherwise determined by the Chief Compliance Officer.

New Employees must submit a New Hire Political Contribution Reporting Form upon being hired by the Company, disclosing any political contributions made during the two (2) years prior to employment by the Company.

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